Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-104444) and on Form S-8 (No. 333-102457, 333-102362, 333-87778, 333-75242, 333-75226, 333-75238, 333-75050, 333-103765 and 333-105804) of Prudential Financial, Inc. of our report dated February 28, 2006, except for the effects of the March 31, 2006 segment reporting reclassification described in Note 20 and the September 30, 2006 discontinued operations described in Note 3, as to which the date is December 5, 2006, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 5, 2006